Filed Pursuant to Rule 424(b)(3)

Registration No. 333-178333 and

Nos. 333-178333-01 through 333-178333-12

Prospectus Supplement No. 2

(To Prospectus dated December 29, 2011)

Horizon Lines, Inc.

Common Stock, Warrants, 6.00% Series A Convertible Secured Notes due 2017 and 6.00%

Series B Mandatorily Convertible Secured Notes due 2017

This Prospectus Supplement No. 2 supplements and amends the prospectus dated December 29, 2011, as supplemented by Prospectus Supplement No. 1 dated January 12, 2011 (collectively referred to herein as the “Prospectus”).

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated January 27, 2012, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 18 of the Prospectus dated December 29, 2011, for a discussion of certain risks that you should consider prior to investing in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 30, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Horizon Lines, Inc. entered into a plea agreement, dated January 26, 2012, with the United States Attorney’s Office for the Northern District of California, under which the Company will plead guilty to two counts of providing federal authorities with false vessel oil recordkeeping entries. The plea agreement is subject to court approval.

The Company agreed to pay a fine of $1 million and donate an additional $500,000 to the National Fish & Wildlife Foundation for environmental community service programs.

A copy of the press release describing the resolution with the United States Attorney’s Office for the Northern District of California is attached as Exhibit 99.1 hereto, and is herein incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Horizon Lines, Inc. dated January 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.
(Registrant)

Date: January 27, 2012	By:	/s/ Michael T. Avara

Michael T. Avara
Executive Vice President and Chief Financial Officer

Exhibit Index

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Horizon Lines, Inc. dated January 27, 2012.

Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey	Trade Media
Director, Investor Relations	Barbara Yeninas
& Corporate Communications	BSY Associates
704-973-7107	732-817-0400

HORIZON LINES REACHES RESOLUTION ON

ENVIRONMENTAL RECORD-KEEPING INCIDENT

CHARLOTTE, NC (January 27, 2012) – Horizon Lines, Inc. (OTCQB: HRZL) today announced that its Horizon Lines, LLC operating subsidiary has entered into an agreement with the U.S. Department of Justice, under which the ocean cargo carrier will plead guilty to two counts of providing federal authorities with false vessel oil record-keeping entries on a containership in the U.S. West Coast-Hawaii service.

Under the agreement, which is subject to court approval, the company will pay a fine of $1.0 million and donate an additional $500,000 to the National Fish & Wildlife Foundation for environmental community service programs. The company also has agreed to be placed on probation for three years and institute an environmental compliance plan.

The charges stem from the improper use of an oily water separator and related inappropriate record keeping on the Horizon Enterprise, an American-flag containership that sails between Tacoma, Oakland and Honolulu. Oily water separators are used to remove oil from bilge or wastewater, so that the water can then be legally discharged into the ocean.

The company responded promptly and proactively to the discovery of these violations. As part of the company’s environmental review, Horizon Lines conducted a fleet-wide audit and has cooperated fully with the Department of Justice, the U.S. Coast Guard and other authorities involved. It also immediately implemented a compliance and training program, which is being performed by an outside contractor. The program augments the company’s existing environmental policies for mitigating operational impacts while at sea. Additionally, the company has established the position of Environmental Compliance Director to lead Horizon’s overall environmental compliance programs. The position reports directly to the company’s Chief Compliance Officer and the Board of Directors.

“Horizon Lines has always endeavored to operate as a responsible environmental steward,” said Stephen Fraser, President and Chief Executive Officer. “We do not in any way minimize the unauthorized actions by a few individuals that run contrary to the care and training normally demonstrated by our vessel crews throughout the company. We are making every effort to see that this does not happen again, as we continue to provide service to our customers as an environmentally responsible American corporation.”

About Horizon Lines

Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii and Puerto Rico. The company manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades in the over-the-counter market under the ticker symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “anticipate,” “will,” “may,” “expect,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: failure to remain listed on the NYSE; our ability to sub-charter certain of our leased vessels, failure to comply with the terms of our probation imposed by the court in connection with our plea relating to antitrust matters; any new adverse developments relating to antitrust matters in any of our trades; failure to resolve or successfully defend any government investigations related to (i) environmental regulations including recordkeeping and reporting requirements for vessel generated pollution, (ii) the imposition of fuel surcharges in connection with government contracts, or (iii) any other matters and related legal proceedings; suspension or debarment by the federal government; volatility in fuel prices; or decreases in shipping volumes.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our Form 10-Q filed with the SEC on November 4, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

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